Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Zosano Pharma Corporation (the “Company”) on Form S-3 of our report dated March 29, 2016 with respect to our audits of the consolidated financial statements of Zosano Pharma Corporation as of December 31, 2015 and 2014 and for each of the years then ended appearing in the Annual Report on Form 10-K of Zosano Pharma Corporation for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

September 9, 2016